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                                  PICKNET, INC.
                           Wayne Interchange Plaza II
                          155 Route 46 West, 3rd Floor
                                 Wayne, NJ 07470
                              Phone: (973) 812-7425
                              Fax: ( 973) 812-4181


March 7, 1998


Mr.  Jaafar S.  Najdi
Executive Director
Gulfsat  Communications Company
P.O. Box 2400
Safat, Kuwait

Dear Mr. Najdl:

Reference in made to the Reciprocal Telecommunications Agreement between Gulfsat Communications Company and PICKNET, Inc. dated December 4,1997.

Per Paragraph 20 of the Referenced Agreement, you and we hereby agree to the following changes:

A. Delete Paragraph 2, in its entirety, and insert in lieu thereof the following:

         "2. Term. This Agreement shall commence on or before the lst day of March, 1998 (the "Commencement Date") and continue for a period of five (5) years. This Agreement shall thereafter continue, on the same terms and conditions, on a year to year basis unless either party notifies the other party, in writing, not less than one hundred and eighty (180) days prior to the termination date of its desire to terminate this Agreement."

B. Under Paragraph 3 insert the following subparagraph:

         "(F) Gulfsat Communications Company hereby agrees to offer its rates to the Middle East, Africa and Asia on an exclusive basis in the U. S. solely to PICKNET, Inc. for the Term of this Agreement. Accordingly, if Gulfsat is contacted by any parties in the United States for rates to the Middle East, Africa or Asia, Gulfsat shall refer all such inquiries to PICKNET. If PICKNET is contacted from above territory, it will discuss such inquiries with Gulfsat.

C. Under Paragraph 4 delete subparagraph (A), in its entirity, and insert in lieu thereof the following:

         "(A) PICK and Customer hereby acknowledge the charges for the provision of Service will be billed on a monthly basis as provided herein and that payment for such


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         Service shall be payable in U. S. dollars. For each weekly cycle during each month of the Term of this Agreement, PICK and Customer will provide the other party with a faxed Invoice for Service provided. The Invoice amounts billed and payable by PICK and Customer during any Weekly cycle shall be offset, and the party which has a balance payable after such netting at the end of each month shall make payment to the other party on or before the thirtieth (30th) day of the following month. Late payments will be assessed a late charge of 1.5% per month or the maximum amount permitted by law, whichever is less. Payments shall be made by wire transfer."

Also under Paragraph 4, in the Subparagraph (B), in the third line, add the word "monthly" in front of the word "Invoice" at the end of the first sentence.

D. Under Paragraph 17 in subparagraph A, in the second line add the words "or PICK" after the word "Customer".

Also, under Paragraph 17 in subparagraph D, in the third line after the word "of" change "(l) five (5) years" to "(l) ten (10) years".

Except as set forth above, all the other terms and conditions of the Referenced Agreement are hereby ratified and confirmed.

If the foregoing has your approval, please sign in the space provided below and return one (1) signed copy to my attention.


PICKNET, INC.



By: /s/  Diego Leiva
    ------------------------------
        Diego Leiva
        President


ACCEPTED and AGREED:

GULFSAT COMMUNICATIONS COMPANY


By:  /s/  GULFSAT COMMUNICATIONS COMPANY
    -------------------------------------